Exhibit 99.1

Mitesco Appoints Jessica Finnegan to Vice President of Human Resources

MINNEAPOLIS, MN, March 1, 2022 - Mitesco, Inc. (OTCQB: MITI), a leading operator of wellness clinics that combine a nurse practitioner model with personalized, whole-person primary care, today announced the appointment of Ms. Jessica Finnegan to the position of Vice President, Human Resources.

Ms. Finnegan most recently served as the Vice President of People and Chief Human Resources Officer at MKS2 Technologies, an Austin, Texas-based technology business providing services to the Federal Government and commercial clients. She led all aspects of human resources for the organization, supporting employees in 49 States and Puerto Rico and was responsible for successfully developing and deploying HR capabilities in the areas of engagement, talent development, performance management, succession planning, organization design, and merger & acquisitions.

From 2010 through 2020 she served in several senior management positions directing international Human Resources at Global Aerospace Logistics in Abu Dhabi, one of the leading regional providers of integrated aviation readiness solutions for military and civilian customers. From 2009 through 2010 she worked for the US Department of Defense as Senior Manager for Operations based at Fort Bragg, NC. For the nine years prior, she was an Officer in the US Army, where she rose from Junior Aviation Officer and Pilot to Platoon Leader, Company Commander, Aviation Operations Staff Officer and finally, Executive Officer in the XVIII Airborne Corps.

Ms. Finnegan holds a Bachelor of Science Degree focused on Systems Engineering from the United States Military Academy, a Master of Business Administration (MBA) Degree from the University of Massachusetts, Amherst, and is completing a Master of Jurisprudence in Labor & Employment Law Degree at Tulane University Law School. Further, she has a professional accreditation as a Senior Professional in Human Resources International (SPHRi).

“We are excited to have Jessica join our team,” said Larry Diamond, Mitesco’s CEO. “She has two decades of experience as a military veteran and senior executive global Human Resource leader with confirmed success in delivering complex, multimillion-dollar HR programs. With her strong background in growth situations and proven leadership abilities, we expect her to recruit, train and provide leadership training across our entire organization, including within the community of healthcare professionals for our Good Clinic operations.”

“We are proud to have Jessica in our Company and we look forward to a long and successful tenure.”

Mr. Diamond added that, as the Company continues to open new clinics at a rapid pace and increase its internal support organization in preparation for a Nasdaq uplisting, Ms. Finnegan will play “an exceptionally vital role” in Mitesco’s growth.

For additional information on the company, please go to www.mitescoinc.com, which includes an overview, links to research, video interviews with team members and contact information. Mitesco’s most recent filings includes a Form S-1A Registration Statement available for review on the SEC Edgar web site (https://www.sec.gov/ix?doc=/Archives/edgar/data/802257/000118518522000159/miti-20210930.htm ) and all interested parties are encouraged to review the information.

About Mitesco, Inc. and The Good Clinic, LLC

Mitesco is building a next-generation healthcare solution, providing healthcare services and technology, to make healthcare more accessible, higher quality, and more affordable. The Mitesco team has extensive experience in building successful growth situations within the healthcare industry, using both organic and acquisition growth strategies. Mitesco embraces that when consumers’ expectations are exceeded the business performance does so as well. Mitesco operations and subsidiaries include The Good Clinic, LLC (“The Good Clinic”) and Acelerar Healthcare Holdings Limited. The Good Clinic (www.thegoodclinic.com) is a wholly owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. The Good Clinic is building out a network of clinics using the latest telehealth technology with the certified nurse practitioner operating as its primary healthcare provider. The executive team at The Good Clinic includes several of the key executives who brought Minute ClinicTM (previously known as Quickmedix) to scale, which was acquired by CVS in 2006.

Contacts:

Investor Relations
Jimmy Caplan
512-329-9505
Email: jimmycaplan@me.com

Media Relations
Rick Eisenberg
917-691-8934
Email: eiscom@msn.com